UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

AMERIGON INCORPORATED

(Exact name of registrant as specified in its charter)

Michigan	0-21810	95-4318554
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21680 Haggerty Road, Ste. 101, Northville, MI	48167
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (248) 504-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 250.13e-4(c))

Item 8.01	Other Events.

On March 31, 2011, Amerigon Incorporated (“Amerigon”) closed its previously announced offering of 7,000 newly issued shares of Series C 8% Convertible Preferred Stock, having a stated value of $10,000 per share (the “Preferred Shares”), with all of such 7,000 Preferred Shares being sold to institutional investors, the largest of which were funds managed by affiliates of Goldman Sachs Asset Management, L.P. The placement agent for this offering was Roth Capital Partners, LLC.

Amerigon received net proceeds from this offering of approximately $64.2 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The proceeds from this offering have been placed into escrow with a third party for future use by Amerigon to fund a portion of the cash consideration payable in connection with the tender offer Amerigon intends to launch to acquire the outstanding shares of W.E.T. Automotive Systems AG. The closing of such tender offer is conditioned upon, among other things, receipt of applicable governmental approvals. See our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 28, 2011 and March 30, 2011 for further information concerning such tender offer.

Copies of the final prospectus supplement, dated March 30, 2011, relating to the Preferred Shares may be obtained by contacting Amerigon at Amerigon Incorporated, Attention: Barry G. Steele, 21680 Haggerty Rd., Ste. 101, Northville, MI 48167, (248) 504-0500.

The information set forth in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGON INCORPORATED

Date: March 31, 2011	By:	/S/ BARRY G. STEELE
Barry G. Steele, Chief Financial Officer